SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2024

KULR TECHNOLOGY GROUP, INC.
(Exact name of the registrant as specified in its charter)

Delaware	001-40454	81-1004273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4863 Shawline Street, San Diego, California 92111

(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (408) 663-5247

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14D-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	KULR	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.	Appointment of New Director

Effective April 15, 2024, on the joint recommendation of the Nominating & Corporate Governance Committee and the Compensation Committee, the Board of Directors (the “Board”) of KULR Technology Group, Inc., a Delaware corporation (the “Company”), appointed Donna Haley Grier as a director of the Board to hold office until the earlier of the expiration of the term of office, a successor is duly elected and qualified, or the earlier of her death, resignation, disqualification, or removal. Ms. Grier was also appointed as the chair (and financial expert) of the Audit Committee of the Board, member of the Compensation Committee of the Board, and as member of the Nominating & Corporate Governance Committee of the Board. Ms. Grier will receive quarterly cash compensation equal to $17,500 and was granted 140,000 restricted stock units of the Company’s common stock, with such shares vesting in 35,000 share increments every quarter (with the first vest to occur on June 30, 2024).

Ms. Grier, 66, is an experienced finance executive, with expertise in finance, internal audit, mergers & acquisitions (M&A) and business process improvement. Since June 2020, Ms. Grier has been, and continues to be a director and audit & risk management committee chair at Global Advanced Metals, a privately held supplier of tantalum products. Since April 2023, she has also been a director and the audit committee chair at 4BMining, a privately held iron ore producer. Additionally, Ms. Grier also serves as the chair of the board of trustees for Washington & Jefferson College, since July 2022. From November 2018 until August 2020, Ms. Grier served as a director and audit committee chair of Pyxus International, a global agricultural company (NYSE:PYX). Prior to her retirement in 2019, Ms. Grier held the positions of vice president-treasurer and vice president-general auditor & chief ethics and compliance officer at E. I. DuPont de Nemours, over the course of 10 years. Between 2004 and 2008, Ms. Grier was the finance director and chief financial officer of DuPont’s safety & protection business where she oversaw all financial aspects of the $5.5B division consisting of strategic business units including advanced materials, building innovations, safety solutions and chemical solutions. Ms. Grier also headed all financial aspects of DuPont Europe, from 1999 until 2003. Ms. Grier earned her MBA from the Booth School of Business at the University of Chicago and a BA in Economics and Psychology from Washington & Jefferson College. Ms. Grier will serve as Chair of the Audit Committee of the Board and will serve as a member of the Compensation Committee and the Nominating & Corporate Governance Committee.

The Board has determined that Ms. Grier is independent in accordance with the applicable NYSE American LLC listing rules and applicable securities laws. Ms. Grier does not have a family relationship with any of the officers or directors of the Company. There is no arrangement or understanding between Ms. Grier and any other person pursuant to which this appointment was made. Ms. Grier is not a party to any related-party transactions of the Company, reportable under Item 5.02 of Current Report on Form 8-K and Item 404(a) of Regulation S-K. Lastly, there is no material plan, contract, or other arrangement to which Ms. Grier is a party.

2.	Resignation of Mr. Kurosaki

Effective April 15, 2024, Mr. Morio Kurosaki resigned as a director and all other positions of the Board. Mr. Kurosaki’s decision to resign is due to his other professional obligations and not due to any disagreement with the Company, the Board or any member of the Company’s management. Mr. Kurosaki served as the Chair of the Audit Committee and as a member of the Compensation Committee, and the Nominating & Corporate Governance Committee of the Board. On April 12, 2024, on the disinterested recommendation of the Compensation Committee, the Board unanimously approved and authorized the issuance of immediately vested equity compensation equal to 15,000 shares that are due and payable pursuant to his year-to-date services through the effective date of resignation.

3.	Director Compensation

On April 12, 2024, on the disinterested recommendation of the Compensation Committee, the Board unanimously approved equity compensation grants to Dr. Joanna Massey issuable under the Company’s 2018 Equity Incentive Plan equal to (i) 15,000 immediately vested shares in connection with her year-to-date services through March 31, 2024; and (ii) 140,000 restricted stock units of the Company’s common stock, with such shares vesting in 35,000 share increments every quarter (with the first vest to occur on June 30, 2024).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

KULR TECHNOLOGY GROUP, INC.

Date: April 12, 2024	By:	/s/ Michael Mo
Michael Mo
Chief Executive Officer